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                                                                    EXHIBIT 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement"), including the attached Exhibit "A", is entered into between EOTT ENERGY LLC, a Delaware corporation, having offices at 2000 W. Sam Houston Parkway S., Suite 400, Houston, Texas 77042 ("Employer" and "Company"), and Thomas M. Matthews, an individual currently residing at 17402 Ridge Top Drive, Houston, Texas 77090 ("Employee"), to be effective as of July 1, 2003 (the "Effective Date").

                                   WITNESSETH:

         WHEREAS, Employer is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering employment with the Employer pursuant to such terms and conditions and for such consideration.

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

         1.1. Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date of this Agreement and continuing until the date set forth on Exhibit "A" (the "Term"), subject to the terms and conditions of this Agreement. This Agreement will expire by its own terms and the Employee will automatically become an employee at will and be included in all general employment and benefit arrangements at the end of the Term unless the Company notifies Employee of its intention to extend the Term (such notice to include the length of the intended extension) at least sixty
(60) days prior to the expiration of the Term and Employee accepts such extension within ten (10) days of receipt of such notice.

         1.2. Employee shall be employed in the position set forth on Exhibit "A". Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position as determined by Employer, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer. Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time.

         1.3. Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of Employer, or requires any significant portion of Employee's business time. The activities described as "permitted activities," on Exhibit A attached hereto shall not be deemed a violation of this Section 1.3.

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         1.4.     Employee acknowledges and agrees that Employee owes a
fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer and to do no act which would injure Employer's business, its interests, or its reputation. Employee agrees to comply with the policies and procedures as described and contained in the Employer's Code of Ethics policy, a copy of which has been provided to Employee.

ARTICLE 2: COMPENSATION AND BENEFITS:

         2.1. Employee shall be paid as set forth on Exhibit "A". Employee's monthly base salary shall be paid in semimonthly installments in accordance with Employer's standard payroll practice, and (as with all other payments made to Employee by Employer) is subject to withholding of all federal, state, city, or other taxes as may be required by law.

         2.2. While employed by Employer (both during the Term and thereafter), Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Employer to all or substantially all of Employer's employees. Such benefits, plans, and programs may include, without limitation, medical, dental care, life insurance, disability protection, and qualified plans. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs, except as may be approved by Employer's compensation committee and Board of Directors.

         2.3. Employee shall be eligible to participate in the Employer's long-term incentive plans and Employer's annual incentive plan currently maintained or hereafter maintained by Employer for its officers as a group.

         2.4. Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions or inactions are similarly applicable to covered employees generally. Moreover, unless specifically provided for in a written plan document adopted by the Board of Directors of Employer, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer.

         2.5. Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required by law.

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ARTICLE 3: TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH
           TERMINATION:

         3.1. Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate Employee's employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

         (i) For "cause" upon the determination by the Employer's Independent Directors of the Board who are neither employees of nor Affiliated with Employer or any subsidiary of Employer apart from his or her capacity as a member of the Board and any Board committee and who otherwise have no interest in such determination ("Independent Directors") that "cause" exists for the termination of the employment relationship. As used in this Section 3.1(i), the term "cause" shall mean [a] Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; or [b] Employee's final conviction of a felony or of a misdemeanor involving moral turpitude; [c] Employee's involvement in a conflict of interest as referenced in Sections 1.3 and 1.4 with respect to which Employer makes a good faith determination to terminate the employment of Employee; or [d] Employee's material breach of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach. It is expressly acknowledged and agreed that the decision as to whether "cause" exists for termination of the employment relationship by Employer is delegated to the Independent Directors of the Board of Employer for determination;

         (ii) for any other reason whatsoever, with or without cause, in the sole discretion of the Employer's Independent Directors of the Board;

         (iii)    upon Employee's death; or

         (iv) to the extent allowed by law, upon Employee's becoming incapacitated by accident, sickness, or other circumstance which renders him or her mentally or physically incapable of performing the duties and services required of Employee, as determined in good faith by Employer.

The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute a "Termination for Cause" if made pursuant to Section 3.1(i); the effect of such termination is specified in Section 3.4. The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Section 3.1(ii); the effect of such termination is specified in Section 3.5. The effect of the employment relationship being terminated pursuant to Section 3.1(iii) as a result of Employee's death is specified in Section 3.6. The effect of the employment relationship being terminated pursuant to Section 3.1(iv) as a result of the Employee becoming incapacitated is specified in Section 3.7.

         3.2.     Notwithstanding any other provisions of this Agreement except
Section 8.5, Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term of employment for any of the following reasons:

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         (i)      a material breach by Employer of any material provision of this Agreement or the occurrence of an Involuntary Termination as defined in Section 3.5 which remains uncorrected for 30 days following written notice of such breach by Employee to Employer; or

         (ii) for any other reason whatsoever, in the sole discretion of Employee.

The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to
Section 3.2(i); the effect of such termination is specified in Section 3.5. The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute a "Voluntary Termination" if made pursuant to Section 3.2(ii); the effect of such termination is specified in Section 3.3.

         3.3. Upon a "Voluntary Termination" of the employment relationship by Employee prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary and accrued benefits through the date of such termination, but Employee shall not be entitled to any bonuses or incentive compensation not yet paid at the date of such termination.

         3.4. If Employee's employment hereunder shall be terminated by Employer for Cause prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary and accrued benefits through the date of such termination, but Employee shall not be entitled to any bonuses or incentive compensation not yet paid at the date of such termination.

         3.5. Upon an Involuntary Termination of the employment relationship by either Employer or Employee prior to expiration of the Term, Employee shall be entitled, after execution of a Waiver and Release Agreement in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to the sum of two years annual base salary payable as follows: one year's annual base salary shall be paid within thirty (30) days of the termination date; the remaining one year's annual base salary shall be paid at the end of the twelve
(12) month period following the termination date. As used in this Agreement, "Involuntary Termination" shall also mean termination of Employee's employment with Employer if such termination results from:

         (i) termination by Employee within 90 days of and in connection with or based upon any of the following:

                  (a) a substantial and/or material reduction in the nature or scope of Employee's duties and/or responsibilities as such duties are constituted as of the effective date of this Agreement or later agreed to by Employee and Employer, or if Employee is no longer an executive officer of the Company as defined as
                           Section 16b in SEC regulations, which reduction remains in place and uncorrected for thirty(30) days following written notice of such breach to Employer by Employee;

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                  (b)      a reduction in Employee's base pay or an exclusion
                           from a benefit plan or programs (except as part of a general cutback for all employees or officers);

                  (c) a change in the location for the primary performance of Employee's services under this Agreement from the city in which Employee was serving at the time of notification to a city which is more than 100 miles away from such location, which change is not approved by Employee;

         (ii) termination by Employee within one (1) year of Change of Control Date:

                  (a)      "Change of Control" of Company shall mean

                           (i) Company merges or consolidates with any other entity (other than one of EOTT Energy LLC's majority owned subsidiaries) and the shareholders of EOTT Energy LLC own less than 50% of the surviving entity,

                           (ii) Company sells all or substantially all of its assets to any other person or entity (other than (i) a sale of equity interests in EOTT Energy LLC or (ii) a sale of assets to another majority owned subsidiary of EOTT Energy LLC and in connection therewith Employee becomes employed by such subsidiary, EOTT Energy LLC or a partnership in which EOTT Energy LLC is the general partner),

                           (iii)    Company is dissolved,

                           (iv) any third person or entity together with its Affiliates shall become, directly or indirectly, the Beneficial Owner of greater than 50% of the voting stock of Company (except as the result of a distribution of the voting securities of the Company to the shareholders), or if

                           (v) during such time as Company has a class of Voting Securities registered under the Securities Exchange Act of 1934, the individuals who constituted the members of the Company's Board of Directors ("Incumbent Board") upon the effective date of such registration cease for any reason to constitute at least a majority thereof, provided that any person becoming a director whose election or nomination for election by Company stockholders was approved by a vote of at least two thirds (2/3) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (v), considered as though such person were a member of the Incumbent Board.

                  (b) "Change of Control Date" shall mean the day on which a Change of Control becomes effective.

Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. Employee's rights under this Section 3.5 are Employee's sole

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and exclusive rights against Employer, or its Affiliates, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. Employee, to the extent permitted by law, covenants not to sue or lodge any claim, demand or cause of action against Employer for any sums for Involuntary Termination other than those sums specified in this Section 3.5.

         3.6. Upon termination of the employment relationship as a result of Employee's death, Employee's heirs, administrators, or legatees shall be entitled to Employee's pro rata salary for the remaining term of contract.

         3.7. Upon termination of the employment relationship as a result of Employee's incapacity, Employee shall be entitled to his or her pro rata salary for the remaining term of contract.

         3.8.     In all cases, the payments payable to Employee under Section
3.5 of this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans, and policies of Employer, or its Affiliates.

         3.9. Termination (including expiration of the Term) of the employment relationship does not terminate those obligations imposed by this Agreement, which are continuing obligations, including, without limitation, Employee's obligations under Articles 5 and 6. Upon termination, Employee shall promptly return all property of the Company to the Company, including books, records, computer files, etc.

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ARTICLE 4: CONTINUATION OF EMPLOYMENT BEYOND TERM; TERMINATION AND EFFECTS OF
           TERMINATION:

         4.1. Should Employee remain employed by Employer beyond the expiration of the Term of this Agreement, and this Agreement has not been extended by Employer, the Employer-Employee relationship shall be employment at will, terminable at any time by either Employer or Employee for any reason whatsoever, with or without cause, subject to the terms and conditions hereof.

ARTICLE 5: OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS:

         5.1. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to Employer's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer. Moreover, all drawings, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Employer.

         5.2. Employee acknowledges that the business of Employer, and its Affiliates is highly competitive and that its strategies, methods, books, records, and documents, its technical information concerning its products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning its customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer, or its Affiliates use in its business to obtain a competitive advantage over its competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer, and its Affiliates in maintaining its competitive position. Employee acknowledges that under this Agreement, Employee is being given access to Employer's confidential business information and trade secrets, and Employee hereby agrees that Employee will not, at any time during or after his or her employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer, or its Affiliates, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder, or as may be required by law. EOTT Energy LLC and its Affiliates shall be third party beneficiaries of Employee's obligations under this Section. As a result of Employee's employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Employer, and its Affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer's confidential business information and trade secrets. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Article 5 by Employee, and Employer shall be entitled to enforce the provisions of this Article 5 to specific performance and injunctive relief as remedies for such breach or any threatened

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breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Employer, including the recovery of damages from Employee and his or her agents involved in such breach.

ARTICLE 6: POST-EMPLOYMENT NON-COMPETITION OBLIGATIONS:

         6.1. As part of the consideration for the compensation and benefits to be paid to Employee hereunder, and as an additional incentive for Employer to enter into this Agreement, and in particular Employer's agreement to the protections contained in Section 3.5, Employer and Employee agree to the non-competition provisions of this Article 6 during the term of this Agreement. Employee agrees that during the period of Employee's non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Employer or any of its Affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business:

         (i) engage in any business competitive with the business conducted by Employer or its Affiliates;

         (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Employer or its Affiliates; or

         (iii) induce any employee of Employer or any of its Affiliates to terminate his or her employment with Employer or its Affiliates, or hire or assist in the hiring of any such employee by person, association, or entity not Affiliated with Employer or its Affiliates.

These non-competition obligations shall continue for a period of one year after involuntary termination of this employment relationship.

         6.2. Employee understands that the foregoing restrictions may limit his or her ability to engage in certain businesses during the twelve (12) month period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits (e.g., the right to receive compensation under Section 3.5 upon Involuntary Termination) under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Employer shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owed to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Employee and his or her agents involved in such breach.

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         6.3.     It is expressly understood and agreed that Employer and
Employee consider the restrictions contained in this Article 6 to be reasonable and necessary to protect the proprietary information of Employer. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 7: INDEMNIFICATION:

         7.1 If, at any time during or after the Term of this Agreement, the Employee is made a party to, or is threatened to be made a party in, any civil, criminal or administrative action, suit or proceeding by reason of the fact that the Employee is or was a director, officer, employee or agent of the Company, or of any other corporation or any partnership, joint venture, trust or other enterprise for which the Employee served as such at the request of the Company, then the Employee shall be indemnified by the Company, to the fullest extent permitted under applicable law, against expenses actually and reasonably incurred by the Employee or imposed on the Employee in connection with, or resulting from, the defense of such action, suit or proceeding, or in connection with, or resulting from, any appeal therein if the Employee acted in good faith and in a manner the Employee reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Employee's conduct was unlawful, except with respect to matters as to which it is adjudged that the Employee is liable to the Company or to such other corporation, partnership, joint venture, trust or other enterprise for gross negligence or willful misconduct in the performance of the Employee's duties. As used herein, the term "expenses" shall include all obligations actually and reasonably incurred by the Employee for the payment of money, including, without limitation, attorney's fees, judgments, awards, fines, penalties and amounts paid in satisfaction of a judgment or in settlement of any such action, suit or proceeding, except amounts paid to the Company or such other corporation, partnership, joint venture, trust or other enterprise by the Employee. The foregoing indemnification provisions shall be in addition to any other rights to indemnification to which the Employee may be entitled.

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ARTICLE 8: MISCELLANEOUS:

         8.1. For purposes of this Agreement the following terms shall have the meanings ascribed to them below:

         (a) "Affiliates" or "Affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Employer.

         (b) "Involuntary Termination Date" shall mean Employee's last date of employment by reason of an Involuntary Termination.

         8.2. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer, to:

         EOTT Energy LLC
         Box 4666
         Houston, Texas 77210
         Attention: Vice President Human Resources

If to Employee, to:

         Mr. Thomas M. Matthews
         17402 Ridge Top Drive
         Houston, Texas 77090

Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         8.3. This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another state or country.

         8.4. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         8.5. If a dispute arises out of or related to this Agreement, other than a dispute regarding Employee's obligations under Article 5, Section 5.2, or
Article 6, Section 6.1, and if the dispute cannot be settled through direct discussions, then Employer and Employee agree to first endeavor to settle the dispute in an amicable manner by mediation, before having recourse to any other proceeding or forum. Employer shall pay all costs of such mediation and binding arbitration, exclusive of Employee's legal fees. Thereafter, the matter shall be submitted to binding arbitration as follows:

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         ANY DISPUTE, CLAIM, OR CONTROVERSY ARISING OUT OF OR RELATED IN ANY WAY
         TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ITS ENFORCEABILITY, VALIDITY, OR INTERPRETATION, OR RELATED IN ANY WAY TO EMPLOYEE'S EMPLOYMENT WITH EMPLOYER THAT IS NOT FIRST RESOLVED BY AGREEMENT OR MEDIATION AS PROVIDED ABOVE, SHALL BE SUBMITTED TO AND RESOLVED BY BINDING ARBITRATION WITH THE AMERICAN ARBITRATION ASSOCIATION ("AAA")
         IN HOUSTON, TEXAS, IN ACCORDANCE WITH THE AAA'S APPLICABLE RULES TO THE RESOLUTION OF EMPLOYMENT DISPUTES. JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. IT
         IS SPECIFICALLY AGREED THAT THE ARBITRATION PROVISION SHALL BE BINDING ON EMPLOYEE'S HEIRS, ADMINISTRATORS, AND PERSONAL REPRESENTATIVES. THE PARAGRAPH SHALL BE GOVERNED BY THE FEDERAL ARBITRATION ACT. NOTHING CONTAINED IN THE AGREEMENT SHALL PREVENT EMPLOYER FROM SEEKING INJUNCTIVE RELIEF AGAINST EMPLOYEE FOR VIOLATION OF ANY AGREEMENT PERTAINING TO NON-COMPETITION, TRADE SECRETS, OR CONFIDENTIALITY.

         8.6. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

         8.7. This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employer may assign this Agreement to any Affiliate or any other entity of EOTT Energy LLC. Employee's rights and obligations under this Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer.

         8.8. There exist other agreements between Employer and Employee relating to the employment relationship between them, e.g., the agreement with respect to Employer policies contained in Employer's Code of Ethics policy and agreements with respect to benefit plans. This Agreement replaces and merges previous agreements and discussions pertaining to the following subject matters covered herein: the nature of Employee's employment relationship with Employer and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and

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signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors of Employer.

         IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

                                    EOTT ENERGY LLC

                                    By: /s/ Mary Ellen Coombe
                                        ----------------------------------------
                                        Name: Mary Ellen Coombe
                                        Title: Vice President, HR

                                    This 14th day of July, 2003

                                    THOMAS M. MATTHEWS

                                    /s/ Thomas M. Matthews
                                    -----------------------------------

                                    This 14 day of July, 2003

                                  - Page 12 -

                                 EXHIBIT "A" TO
                         EXECUTIVE EMPLOYMENT AGREEMENT
                                     BETWEEN
                     EOTT ENERGY LLC AND THOMAS M. MATTHEWS

Employee Name:             Thomas M. Matthews

Term:                      Three (3) years (June 30, 2006)

Position:                  Chairman of the Board and Chief Executive Officer

Reporting Relationship:    Board of Directors

Location:                  Houston, Texas

Monthly Base Salary:       Employee's monthly base salary shall not be less than
                           thirty thousand dollars ($30,000.00).

Bonus: Employee is eligible to participate in the EOTT Energy LLC Annual Incentive Plan ("Plan") or any appropriate replacement bonus plan of Employer. All bonuses are discretionary and shall be paid in accordance with the terms and provisions of the Plan. The annual targeted incentive is fifty percent (50%) of the annual base salary.

Long Term Incentives:      Employee is eligible to participate in any long term
                           incentive plans as recommended and approved by the Board of Directors of EOTT Energy LLC. Employee's
                           2003 award under the EOTT Energy LLC Equity Plan is
                           140,000 LLC units. In the event of Involuntary
                           Termination as a result of Change of Control as defined in Article 3, Section 3.5(ii), accelerated vesting shall occur on the termination date for all unvested units under any award grants.

Vacation Benefits:         Employee shall receive five (5) weeks of vacation per
                           year accrued on a monthly basis.

Permitted Activities:      Authorized to accept and participate on no more than
                           three Board of Director assignments provided that there are no conflicts of interest as determined by the EOTT Energy Audit Committee.

EOTT ENERGY LLC                               THOMAS M. MATTHEWS

By:  /s/ Mary Ellen Coombe                    /s/ T.M. Matthews
     -----------------------------------      ----------------------------------
     Name: Mary Ellen Coombe                  This 14 day of July, 2003
     Title: Vice President, HR
     This 14 day of July, 2003

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